UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 24, 2021

OptimizeRx Corporation

(Exact name of registrant as specified in charter)

Nevada	001-38543	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

                           Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2021, OptimizeRx Corporation (the “Company”) announced that Edward Stelmakh has been appointed to serve as the Company’s Chief Financial Officer/Chief Operations Officer, effective as of October 11, 2021 (the “Effective Date”). On September 24, 2021, the Company and Douglas P. Baker, the Company’s current Chief Financial Officer, agreed that Mr. Baker will transition into the position of EVP of finance and accounting. Mr. Baker will continue to serve as Chief Financial Officer until the Effective Date.

Mr. Stelmakh, age 55, has served as Senior Vice President, Chief Financial Officer and Chief Operating Officer of Otsuka America Pharmaceuticals Inc. (“Otsuka”), a US division of a Japanese global healthcare enterprise, since April 2020. Previously, he held various positions at Otsuka including Senior Vice President and Chief Financial Officer (December 2017 – March 2020) and Vice President and Chief Financial Officer (December 2015 – November 2017). Prior to joining Otsuka, from March 2010 to December 2015, Mr. Stelmakh worked at Covance, a division of LabCorp, Inc., as Vice President, Finance, Clinical Development and Commercialization Services. Prior thereto, Mr. Stelmakh held a variety of positions of increasing responsibilities at Johnson & Johnson, Sanofi-Aventis, Organon/Schering-Plough and Mylan.

In connection with Mr. Stelmakh’s appointment as Chief Financial Officer/Chief Operations Officer, the Company entered into an offer letter (the “Offer Letter”) with Mr. Stelmakh. The Offer Letter provides that Mr. Stelmakh’s employment will be on an at-will basis and provides Mr. Stelmakh an annual base salary of $425,000. Mr. Stelmakh’s base salary will be reviewed by the Compensation Committee annually and adjusted at their discretion. In addition, the Offer Letter provides that Mr. Stelmakh will:

●	be eligible to participate in the Company’s executive bonus plan, with a target annual bonus equal to 50% of his base salary (with such bonus being pro-rated in his first year of employment);

●	receive a one-time equity grant valued at $3.0 million on the grant date;

●	be eligible to participate in the Company’s annual equity grant program, with the annual equity grant to be made in 2022 reflecting his performance and the Company’s performance for 2021 (issued pro rata based on his tenure with the Company in 2021) and with the annual equity grant in every year thereafter being made in a manner consistent with other similarly situated executives; and

●	be entitled to participate in various Company benefit programs offered to employees and be eligible to participate in the Company’s flexible paid time off policy.

Mr. Stelmakh’s Offer Letter also provides that if his employment is terminated without cause, Mr. Stelmakh will receive, as severance pay, twelve months of his then applicable base salary. In addition, assuming Mr. Stelmakh makes a timely election to continue his medical and dental insurance benefits pursuant to COBRA, medical, dental and vision insurance will be available to Mr. Stelmakh for the twelve month period following termination (until he obtains alternative health insurance) to the same extent that such insurance is provided to persons who are employed by the Company, including the Company’s payment of the employer portion of premiums, and Mr. Stelmakh’s contribution to premiums, the latter of which will be deducted from the severance pay. The Company’s obligation to pay or to provide the above benefits are conditioned on Mr. Stelmakh executing a waiver and release in favor of the Company.

In addition, the Offer Letter provides that Mr. Stelmakh must enter into the Company’s standard Business Protection Agreement, which includes confidentiality, invention assignment and non-competition provisions.

The above summary of Mr. Stelmakh’s Offer Letter is qualified in its entirety by reference to the complete text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 30, 2021, the Company issued a press release announcing the appointment of Edward Stelmakh as Chief Financial Officer/Chief Operations Officer. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Offer Letter by and between the Company and Edward Stelmakh
99.1	Press Release dated September 30, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMIZERX CORPORATION

Date: September 30, 2021	By:	/s/William J. Febbo
	Name:	William J. Febbo
	Title:	Chief Executive Officer

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